Exhibit 99.1

CONTACT: Span-America Medical Systems, Inc., Greenville
         Jim Ferguson, 864-288-8877, ext. 6912


         Span-America Reports Results for First Quarter of Fiscal 2005

     GREENVILLE, S.C.--(BUSINESS WIRE)--Jan. 26, 2005--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the first quarter ended January 1, 2005.
     "Net income rose 18% to $499,000, or $0.18 per diluted share, while sales declined by 6% to $10.8 million compared with the first quarter of last year," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Our earnings benefited from higher sales of medical products and the improved product mix resulting from a higher percentage of medical sales. Sales in the medical segment rose 21% during the quarter while custom products sales declined by 30%."

     First Quarter Results

     Net sales for the first quarter of fiscal 2005 declined by 6% to $10.8 million compared with $11.5 million in the first quarter last year.
     The medical segment accounted for 60% of first quarter sales, up from 47% in the first quarter of last year. Medical sales grew 21% to $6.5 million from $5.4 million in the first quarter last year. The majority of the medical sales growth came in the PressureGuard(R) and Geo-Mattress(R) product lines where sales jumped 46% compared to the first quarter last year. The medical business benefited during the quarter from a large shipment of powered mattresses to a customer in the long-term-care market.
     "We have been very successful in selling our therapeutic mattress products to the long-term care market. We currently supply mattresses and other products to several of the largest long-term care providers in the country," continued Mr. Ferguson. "We also recorded sales gains in all our other medical products lines except for mattress overlays, which continue to decline as replacement mattresses gain more market share. Sales of our seating products increased 17%, Selan(R) skin care products rose by 10%, patient positioners were up 1%, and mattress overlays dropped 17% compared with the first quarter of the prior year."
     Sales in the custom products segment declined 30% in the first quarter to $4.3 million compared with $6.1 million in the same quarter last year. Most of the decline was due to lower sales of bedding products, which were down 32% compared to the year-earlier quarter. Consumer bedding sales were affected by increased competition, particularly in pillow products, and by a promotion with a large retailer in last year's first quarter that was not repeated in the first quarter this year.
     "We expect consumer sales in the second quarter to increase over first quarter levels, but they are not expected to reach the level achieved in the second quarter last year," stated Mr. Ferguson. "We are experiencing increased competition from domestic and overseas suppliers. We lost a portion of our pillow business to a similar product made in China and have experienced increased competition for mattress pads, particularly in the category of visco foam products.
     "In December, we delayed the full release of our newly developed safety catheter, Secure I.V., as a result of initial customer feedback that revealed the potential benefits of making three design improvements to the product. We therefore postponed further shipments of Secure I.V. for approximately four to five months while we make the design changes. As a result of the changes, our first quarter costs in the safety catheter were higher than in previous quarters. Total expenses related to Secure I.V. in the first quarter were $374,000 ($0.09 per diluted share after taxes) compared with $160,000 ($0.04 per diluted share after taxes) in the first quarter last year.
     "We expect the design enhancements to Secure I.V. will improve the performance and marketability of the product. We believe that making the changes at this early stage in the product's life cycle will give Secure I.V. the best chance for future growth and success. Although the development and testing phases have taken longer than we planned, we remain optimistic about the outlook for Secure I.V. The product has unique features, and interest from customers and prospects remains high," stated Mr. Ferguson.
     Gross margin rose to 30.2% in the first quarter of fiscal 2005 compared with 25.2% last year. Gross profit increased 12% to $3.3 million compared with $2.9 million in the first quarter last year. The improvements in profitability were due to the higher sales of medical products, offset in part by lower sales of custom products and higher expenses in the safety catheter segment.
     Operating profit in the first quarter increased 25% to $612,000 compared with $490,000 in last year's first quarter. The increase in operating profit was the result of higher medical sales volume and a slight decline in administrative expenses.
     Non-operating income for the first quarter declined 2% to $155,000 from $159,000 in the first quarter last year. The decline was due to lower royalty income on the Safety-Lok syringe product licensed to Becton Dickinson and Company (BD). Royalty income for the quarter was down 7% to $132,000 compared with $141,000 in last year's first quarter. The Company's license agreement with BD will expire in December 2005, after which time no further royalty payments will be received. Investment income for the quarter rose 33% to $23,000 compared with $17,000 in the first quarter last year. The increase was the result of higher interest rates and a higher average balance of marketable securities during the quarter.
     Net income for the quarter increased 18% to $499,000, or $0.18 per diluted share, compared with $422,000, or $0.16 per diluted share, in the first quarter of last year.

     Outlook for Fiscal 2005

     "We expect earnings to grow moderately in fiscal 2005 on the strength of our medical business," noted Mr. Ferguson. "The major cost pressures for the coming year relate to the cost of polyurethane foam, our largest volume raw material that can be affected by oil prices and overseas demand. Total Company sales are expected to be below fiscal 2004 levels primarily due to lower consumer sales projections.
     "We expect continued sales growth in our medical segment for fiscal 2005, although at a lower rate than the 21% achieved in the first quarter. We believe the majority of the sales growth will be generated from our Geo-Mattress and PressureGuard product lines.
     "We anticipate sales of custom products in the second quarter to increase over first quarter levels; however, custom products sales for the year are projected to be lower than the record levels set last year due to increased domestic and offshore competition. There is some seasonality in the consumer part of the custom products business, with sales volume tending to peak in our fourth fiscal quarter.
     "Sales of safety catheters are projected to be modest in fiscal 2005 due to the delay in our product launch date. Overall, we expect the 2005 operating loss from this segment to be in line with or slightly higher than the segment's operating loss in 2004," concluded Mr. Ferguson.

     About Span-America Medical Systems, Inc.

     Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.

     Forward-Looking Statements

     The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a key distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (e) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                                        3 Months Ended
                                   -------------------------
                                     Jan. 1,       Jan. 3,
                                      2005          2004 (1)   % Chg
                                   -----------   -----------   ------

Net sales                          $10,777,400   $11,508,500      -6%
Cost of goods sold                   7,518,700     8,606,700     -13%
                                   -----------   -----------
Gross profit                         3,258,700     2,901,800      12%
                                          30.2%         25.2%

Selling and marketing expenses       1,780,700     1,609,600      11%
Research and development expenses      240,700       171,000      41%
General and administrative
 expenses                              625,100       630,800      -1%
                                   -----------   -----------
                                     2,646,500     2,411,400      10%

Operating income                       612,200       490,400      25%
                                           5.7%          4.3%

Investment income                       22,600        17,000      33%
Royalty income                         131,800       141,300      -7%
Other                                      900           900       0%
                                   -----------   -----------
Total non-operating income             155,300       159,200      -2%

Income before income taxes             767,500       649,600      18%
Income taxes                           269,000       228,000      18%
                                   -----------   -----------
Net income                            $498,500      $421,600      18%
                                           4.6%          3.7%
                                   ===========   ===========

Net income per share of common stock:
  Basic                                  $0.19         $0.16      17%
  Diluted                                 0.18          0.16      17%

Dividends per common share (2)          $0.440        $0.035    1157%

Weighted average shares outstanding
  Basic                              2,592,591     2,561,556       1%
  Diluted                            2,734,992     2,704,784       1%

Supplemental Data
  Depreciation expense                 173,600       137,700      26%
  Amortization expense                  28,500        24,000      19%


(1) The first quarter of fiscal 2004 was a 14-week period compared with a 13-week period in the first quarter of fiscal 2005.

(2) Dividends for the quarter ended January 1, 2005 include a regular quarterly dividend of $0.04 per share and a special, one-time dividend of $0.40 per share.


               SPAN-AMERICA MEDICAL SYSTEMS, INC.
                         Balance Sheets

                                     Jan. 1,       Oct. 2,
                                      2005          2004
                                   (Unaudited)     (Note)
                                   -----------   -----------
Assets
Current assets:
  Cash and cash equivalents         $2,449,400    $1,707,600
  Securities available for sale      4,367,200     4,673,500
  Accounts receivable, net of
   allowances                        5,906,000     6,432,100
  Inventories                        3,105,000     2,717,600
  Prepaid expenses and deferred
   income taxes                        590,400       912,400
                                   -----------   -----------
Total current assets                16,418,000    16,443,200

Property and equipment, net          6,174,800     6,184,800
Cost in excess of fair value of
 net assets acquired, net of
 accumulated amortization            1,924,100     1,924,100
Other assets                         2,572,300     2,362,800
                                   -----------   -----------
                                   $27,089,200   $26,914,900
                                   ===========   ===========

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                  $2,280,200    $2,570,300
  Accrued and sundry liabilities     2,314,300     2,249,900
  Dividend declared                  1,037,500            --
                                   -----------   -----------
Total current liabilities            5,632,000     4,820,200

Deferred income taxes                  776,000       776,000
Deferred compensation                  891,600       899,300
Shareholders' equity
  Common stock, no par value,
   20,000,000 shares authorized;
   issued and outstanding shares
   2,593,768 (2005) and
   2,592,218 (2004)                    570,700       557,900
  Additional paid-in capital            19,300        19,300
  Retained earnings                 19,199,600    19,842,200
                                   -----------   -----------
Total shareholders' equity          19,789,600    20,419,400
                                   -----------   -----------

                                   $27,089,200   $26,914,900
                                   ===========   ===========

Note: The Balance Sheet at October 2, 2004 has been derived from the audited financial statements at that date.